GLOBAL CLINICAL DEVELOPMENT

Exhibit 99.1
COMPANY CONTACTS:

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696

Media:
John Lewis
Director-Marketing and Public Relations
(703) 464-6338
lewisjohn@praintl.com
FOR IMMEDIATE RELEASE
Monday, June 19, 8:00 A.M. EST
PRA INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE PHARMA BIO-RESEARCH
Netherlands-based PhaseI/IIa Unit and Bioanalytical Laboratory
RESTON, Va., June 19, 2006 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced a definitive agreement to acquire Pharma Bio-Research (PBR), a private early-phase clinical development company based in Zuidlaren, The Netherlands. With a 140-bed capacity in two locations, advanced bioanalytical services and data management capabilities, the company ranks among the top Phase I/IIa service providers in Europe. The purchase price is approximately €85 million, funded with a mix of cash, assumed debt and PRA International equity in the form of restricted stock representing approximately 15% of the purchase price. The transaction is expected to close in the third quarter.
PBR Acquisition Expands Service Offerings, International Presence
“This is an important strategic acquisition for PRA as it greatly expands our Phase I/IIa or proof of concept service offering,” said Pat Donnelly, President and CEO of PRA International. “The Pharma-Bio Research transaction provides us with a solid lab platform, augments our bioanalytic capability with the addition of biomarkers, bolsters our already strong European presence and complements our existing client base. Furthermore, we are gaining a talented, experienced team that is driven by quality and science. We welcome PBR’s more than 300 committed and enthusiastic employees.”
PRA’s existing Phase I operations in Lenexa, Kansas, will be combined with PBR’s platform to provide comprehensive early development phase services in both the United States and Europe to benefit PRA’s client base. Dr. Willem Jan Drijfhout, PBR’s Chief Scientific
World Headquarters
12120 Sunset Hills Road, Suite 600 • Reston, Virginia 20190 USA
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GLOBAL CLINICAL DEVELOPMENT

Officer, will join PRA as Senior Vice President of Early Developmental Services with responsibility for all early phase development and bioanalytical lab work. Dr. Drijfhout will report to Donnelly and join PRA’s Executive Committee.
“We are very excited about joining the PRA team,” said Drijfhout. “Establishing integrated Phase I/IIa services in both the United States and in Europe is an important strategic move to support our biotech and pharmaceutical clients. We can begin to realize the synergies between PRA’s late stage clinical work and our bioanalytical laboratory for additional growth potential. The two companies share similar values, such as a focus on quality, a commitment to science, open communication and dedicated professionals doing the work. We believe that this cultural fit will enable a smooth integration, creating an even more rewarding environment for our employees.”
PBR’s trailing 12 month unaudited revenue as of March 31, 2006 totalled €40.8 million. Nearly one-third of PBR’s revenue comes from large pharmaceutical companies, 21% from biotech and 46% from mid-sized firms.
Since 1984, the company has completed more than 1,200 clinical studies and 2,000 bioanalytical studies with a focus on complex research. PBR maintains a robust volunteer database and conducts extensive patient recruitment through the Internet. In addition to its 70-bed Phase I research unit in Zuidlaren, PBR also operates a 70-bed Phase IIa clinic in collaboration with University Medical Center Groningen, a top teaching hospital in The Netherlands.
Donnelly added, “We will quickly integrate PBR to better serve our biotech and pharmaceutical clients earlier in the drug development cycle, providing high-end first-in-man clinical services as part of our global platform. We continue to take steps to execute PRA’s growth strategies of expanded service offerings and geographic reach, with our recent expansion into India being another example.”
Wachovia Securities and Latham &Watkins LLP acted as advisors to PRA on this transaction.
Conference Call Scheduled for 2:00 P.M. EST Monday, June 19
PRA International will host a conference call that will be webcast Monday, June 19 at 2:00 P.M (EDT) to discuss details of the transaction. Management will provide updated guidance during its second quarter earnings call scheduled for July 26, 2006, pending deal closure.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,”

GLOBAL CLINICAL DEVELOPMENT

“will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: the successful closing and integration of the Pharma Bio-Research acquisition; the ongoing demand for early phase drug development services; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards; and technological changes. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements and general business and economic conditions. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,400 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
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